EXHIBIT 4.3

The CSR plc

2011 Executive Incentive Plan

Adoption date by Shareholders: 30 August 2011

Contents

1.	Grant of Awards	1
2.	Rights of Participants Prior to Vesting	2
3.	Payment of Awards	3
4.	Lapse of Awards	5
5.	Taxation	6
6.	Cessation of Employment	7
7.	Take-over, Reconstruction, Amalgamation, Winding up, Merger and Demerger of the Company	9
8.	Limits & Restrictions	11
9.	Adjustments and Amendments	12
10.	Shares	14
11.	Administration	16
12.	Definitions	18
13.	Payments in Shares	22

1.	Grant of Awards

1.1
The Committee may in its absolute discretion grant Awards to Eligible Employees at any time provided that Awards in the form of Shares or rights to Shares shall not be made in a Close Period.  The Committee shall determine in respect of each grant of Awards:-

1.2.1	the Date of Grant;

1.1.2	those Eligible Employees who shall receive an Award;

1.1.3	the following terms and conditions in respect of each Award:

1.1.3.1	the Maximum Contribution;

1.1.3.2	the Performance Requirements applicable to an Award for the Plan Year;

1.1.3.3	the Holding Period;

1.1.3.4	whether additional Shares or a payment equivalent to the value of dividends paid on the Shares subject to Awards made in accordance with Rule 13 shall be made to Participants; and

1.1.3.5	any other terms and conditions applying to each Award.

1.3
The Committee shall issue to Participants an Annual Incentive Schedule for each Plan Year setting out the Committee’s determinations under Rule 1.1.  Alternatively a Participant may be advised where that information can be accessed or be given the opportunity to obtain the details electronically.

1.4	The grant of an Award will be subject to compliance with and obtaining any approval or consent required under any applicable regulation or enactment.

1.5
A Participant may at any time prior to the Vesting of any of his Award renounce the Award by notice in writing to the Company.  The renunciation shall be effective from the date of receipt of such notice by the Company.  No consideration will be paid for the renunciation of the Award.  To the extent that an Award is renounced, it will be treated for all purposes as having never been granted.

The CSR plc	PwC
2011 Executive Incentive Plan	1

2.	Rights of Participants Prior to Vesting

2.1	A Participant shall have no right to receive a Payment in respect of his Award prior to a Measurement Date.

The CSR plc	PwC
2011 Executive Incentive Plan	2

3.	Payment of Awards

3.1	Subject to Rule 5, Awards shall be capable of Vesting on the Measurement Date set out in the Annual Incentive Schedule for the Plan Year.

3.2
The Committee will determine as at the Measurement Date the level of satisfaction of the Performance Requirements, the percentage of the Maximum Contribution earned by Participants and therefore the value of their Award.

3.3
Participants shall be entitled to receive a Payment set out in Rule 3.4 in respect of the value of their Award calculated in accordance with Rule 3.2 as soon as practicable after the announcement of the Company’s results for the relevant Plan Year.

3.4	The Payment shall be satisfied as follows:

3.4.1
an Award of conditional rights to Shares under Rule 13 equal to a minimum of 50% of the value of the Award calculated in accordance with Rule 3.2 subject to the Committee’s discretion to increase such percentage; and

3.4.2
subject to Rules 3.6 and 3.7, the transfer of cash and Shares in accordance with Rule 3.5 equal to a maximum of 50% of the value of the Award calculated in accordance with Rule 3.2 subject to the Committee’s discretion to decrease such percentage;

provided that in all circumstances the full value of the Award calculated in accordance with Rule 3.2 is provided as a Payment to the Participant.

3.5
For the part of the Payment to be satisfied in Shares, the number of Shares to be issued or transferred will be calculated using the Share Value as at the Measurement Date and the Payment to be made in cash will not exceed 100% of the Participant’s base salary for the Plan Year.

3.6	Where a Director has not satisfied the Minimum Shareholding Requirement at the relevant Measurement Date, any Payment due to him under Rule 3.4.2 shall be satisfied wholly in Shares.

3.7
Where a Participant is entitled to a Payment in cash in accordance with Rule 3.4.2, he may give notice to the Company (within such period determined by the Committee) for such proportion of the Payment specified by him to be paid in Shares instead of in cash.

3.8	Where the Participant receives a Payment under Rule 3.4, the Award, excluding an Award made in accordance with Rule 13 shall be immediately cancelled.

3.9
For the avoidance of doubt, the Plan is intended to and shall be construed and operated in all respects to meet the requirements of the short-term deferral exception from section 409A of the US Internal Revenue Code of 1986, as amended and notwithstanding anything to the contrary contained in the Plan, no Payment (including in cash or Shares) to a US Taxpayer under the Plan may be paid later than 2.5 calendar months after the end of the Taxable Year in which the related

The CSR plc	PwC
2011 Executive Incentive Plan	3

Vesting occurs (the “Short Term Deferral Period”) and the rules of the Plan shall be interpreted accordingly.

The CSR plc	PwC
2011 Executive Incentive Plan	4

4.	Lapse of Awards

4.1	All subsisting Awards shall lapse on the earliest of the following events:

4.1.1	when it has been determined by the Committee that the conditions of Rule 3 cannot be satisfied;

4.1.2	the date on which the Award lapses pursuant to Rule 61 or Rule 72; or

4.1.3	the date on which the Participant is adjudicated bankrupt or does or attempts or omits to do anything as a result of which he is deprived of the legal or beneficial ownership of the Award; or

4.1.4	the date on which an order is made for the compulsory winding up of the Company.

______________________________________

1   On cessation of employment.
2   On Take-over, Reconstruction, Amalgamation and Winding up of the Company.

The CSR plc	PwC
2011 Executive Incentive Plan	5

5.	Taxation

5.1
The grant of an Award shall be conditional upon the agreement of the Eligible Employee to indemnify his employing Group Company for any Tax Payment for which such Group Company is obliged to account on his behalf in respect of the Award, such agreement to be deemed by the failure of the Eligible Employee to renounce the Award in accordance with Rule 1.4.

5.2
In a case where a Group Company by virtue of the grant or Vesting of an Award or the making of a Payment shall be obliged to make a Tax Payment, unless the Participant discharges any Tax Payment himself prior to the grant, Vesting of an Award of making of a Payment, the Group Company may withhold such amount, or make some other arrangements it may determine, for example, to sell or withhold Shares, to meet any Tax Payment in respect of such grant, Vesting of an Award or making of a Payment.

5.3
The Committee may determine that any Award granted under the Plan shall be subject to additional and/or modified terms and conditions relating to the grant of an Award, Vesting of an Award or Payment as may be necessary to comply with or take account of any securities, exchange control or taxation laws, regulations, practice or other laws of any territory which may apply to the relevant Eligible Employee, Participant or Group Company.

5.4	In exercising its discretion under Rule 5.3 above the Committee may:

5.4.1
require an Eligible Employee and/or a Participant to make such declarations or take such other action as may be required for the purpose of any securities, exchange control or taxation laws, regulations, practice or other laws of any territory which may be applicable to him at the Date of Grant or Vesting; and

5.4.2
adopt any supplemental rules or procedures governing the grant of an Award or the Vesting of an Award or Payment as may be required for the purpose of any securities, exchange control or taxation laws, regulations, practice or other laws of any territory which may be applicable to an Eligible Employee or Participant.

5.5	The Committee may at its discretion require the Participant to pay all or part of the employer’s social security contributions in relation to an Award of Shares under the Plan.

The CSR plc	PwC
2011 Executive Incentive Plan	6

6.	Cessation of Employment

6.1
Subject to Rule 6.2, if a Participant resigns from his employment with a Group Company or is given notice of the termination of his employment any Award that has not Vested (including for the avoidance of doubt Awards granted under Rule 13) shall lapse.  Rule 6.5 shall apply to determine when a Participant has ceased employment.

6.2	If a Participant dies or ceases to be employed by a Group Company by reason of:

6.2.1	injury, ill health or disability;

6.2.2	redundancy as determined by the Committee; or

6.2.3	any other circumstances determined by the Committee;

6.2.4
the Committee may determine that the Participant’s Awards will not lapse and shall remain in place until the next Measurement Date and Rule 3 shall be applied to determine whether a Payment is made.  The Committee shall determine whether a reduction is applied to the Payment to take account, inter alia, of the proportion of the Plan Year elapsed at the date of cessation of employment and the contribution of the Participant to the Group provided that any such reduction cannot exceed the value of the Award determined in accordance with Rule 3.2 for such Plan Year.

6.3
It shall be a condition of participation in the Plan that a Participant shall not be entitled to any compensation in the event of cessation, lapse or alteration of any actual or prospective rights under the Plan or under any Award granted thereunder.  No provisions of the Plan form part of any contract of employment between any Group Company and a Participant.

6.4
Nothing in the Plan or in any document issued pursuant thereto shall confer upon any person any right to continue in the employ of any Group Company or shall affect the right of any Group Company to terminate the employment of any person, or shall impose upon any Group Company or employees of such Group Company, the Committee or their respective servants or agents any liability for the loss of any rights under the Plan which may result if that person’s employment is so terminated (whether such termination is in breach of the relevant terms and conditions of employment or otherwise).  In no circumstances shall any Participant, by reason of ceasing to be employed by any Group Company be entitled to any compensation for any loss of any actual or prospective right or benefit under the Plan which he might otherwise have enjoyed, whether such compensation is claimed by way of damages for wrongful or unfair dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

6.5
For the purposes of Rule 6, no Participant shall be treated as ceasing to be employed by a Group Company until he ceases to hold office or employment in any Group Company and a Participant (being a woman) who is a director or employee who ceases to be such a director or employee by reason of pregnancy or confinement and who exercises her right to return to work under section

The CSR plc	PwC
2011 Executive Incentive Plan	7

79 of the Employment Rights Act 1996 shall be treated as not having ceased to hold such an office or employment.

6.6	Notwithstanding any other provision of the Plan:

6.6.1	participation in the Plan in one year is no indication that the Participant will participate in any subsequent operation of the Plan;

6.6.2	the benefit to an employee of participation in the Plan shall not form any part of his remuneration or count as his remuneration for any purpose and shall not be pensionable.

The CSR plc	PwC
2011 Executive Incentive Plan	8

7.	Take-over, Reconstruction, Amalgamation, Winding up, Merger and Demerger of the Company

7.1	Subject to Rule 7.8, if any company or person acting alone or in concert with another or others obtains Control of the Company (“Control Change”):

7.1.1	as a result of making a general offer to acquire all the Shares in the Company; or

7.1.2	as a result of the acquisition of a direct interest in excess of 50% of the Shares in the Company;

the Committee on becoming aware thereof shall, as soon as reasonably practicable, notify each Participant.

7.2
Subject to Rule 7.8, if the Court sanctions a scheme of arrangement or compromise under Section 900 of the Companies Act 2006 which amounts to a Control Change, the Committee on becoming aware thereof shall, as soon as reasonably practicable, notify each Participant.

7.3
Subject to Rule 7.8, if any company or person becomes bound or entitled to acquire Shares under Sections 979 to 982 of the Companies Act 2006, the Committee on becoming aware thereof shall notify each Participant.

7.4
Subject to Rule 7.8, on the occurrence of any of the events set out in Rule 7.1, Rule 7.2 or Rule 7.3, the Committee shall determine (a) that the Measurement Date is brought forward to the date of the first of any such event, before applying Rule 3 to determine the Payment to be made; and (b) whether a reduction is applied to the Payment to take account, inter alia, of the proportion of the Plan Year then elapsed and the contribution of the Participant to the Group provided that any such reduction cannot exceed the value of the Award determined in accordance with Rule 3.2 for such Plan Year.  Any Payment shall be made as soon as practicable thereafter.

7.5
If a voluntary winding up of the Company while solvent is proposed, the Committee shall, as soon as practicable, notify each Participant, and the Committee shall determine (a) that the Measurement Date is brought forward to the date of such event, before applying Rule 3 to determine the Payment to be made; and (b) whether a reduction is applied to the Payment to take account, inter alia, of the proportion of the Plan Year then elapsed and the contribution of the Participant to the Group provided that any such reduction cannot exceed the value of the Award determined in accordance with Rule 3.2 for such Plan Year.  Any Payment shall be made as soon as practicable thereafter.

7.6
In the event that the Company merges with another company, or any of the businesses of the Group are demerged (whether such merger or demerger is effected by way of sale, distribution or in any other manner) the Committee shall have the discretion whether or not to take any action pursuant to this Rule 7.6 and, if they decide to do so, shall notify each Participant whether any Awards shall Vest and/or adjustments be made to the Awards in such manner and with effect from such date as the Committee shall determine to be appropriate provided that should the merger or

The CSR plc	PwC
2011 Executive Incentive Plan	9

demerger amount to a Control Change then the Committee shall apply the provisions of Rule 7.4 with the necessary changes.

7.7
The Committee shall notify Participants as soon as reasonably practicable of any adjustments made pursuant to Rule 7.6 and may call in Annual Incentive Schedules or Award Certificates issued under Rule 13 for endorsement or replacement.

7.8
In the case of an Internal Reorganisation, the Committee, with the consent of the acquiring company, may decide that the provisions of Rules 7.1, 7.2, 7.3 and 7.4 shall not apply and Awards shall not Vest but shall instead and without the consent of Participant be cancelled and the Awards replaced with awards which are as far as practicable equivalent in value and design.

7.9
Notwithstanding any other provision of the Rules, where the Committee is aware that an event is likely to occur under Rule 7 in respect of which Shares will be issued or transferred to Participants in circumstances where the conditions for relief under Part 12 of the Corporation Tax Act 2009 may not be satisfied, the Committee may determine that the Shares will be issued or transferred to Participants in accordance with Rule 7, immediately prior to the event taking place.  The Committee will notify Participants if this Rule 7.9 is to apply.

The CSR plc	PwC
2011 Executive Incentive Plan	10

8.	Limits & Restrictions

8.1
An Award shall be personal to a Participant and neither the Award nor any rights under the Award may be transferred, assigned, pledged, charged or otherwise disposed of by a Participant to any other person (except in accordance with these Rules) and if a Participant shall do, suffer or permit any such act or thing whereby he would or might be deprived of the legal and/or beneficial ownership of an Award that Award shall lapse forthwith.

8.2	The Plan shall terminate on the earlier of:

8.2.1	any date determined by the Committee to be the date of termination of the Plan; and

8.2.2	the fifth anniversary of the Adoption Date.

8.3
Following termination of the Plan no further Awards shall be granted, but the subsisting rights and obligations of Participants at that time shall continue in force as if the Plan had not been terminated.

The CSR plc	PwC
2011 Executive Incentive Plan	11

9.	Adjustments and Amendments

9.1
The Committee shall have the power from time to time to make and amend such regulations for the implementation and administration of the Plan in a manner consistent with the Plan as it thinks fit and to make any amendments to these Rules provided that:

9.1.1
the provisions governing eligibility requirements, equity dilution, share utilisation and individual participation limits and the adjustments that may be made following a rights issue or any other variation of capital cannot be altered to the advantage of Participants without the prior approval of shareholders in general meeting (except for minor amendments to benefit the administration of the Plan, to take account of a change of legislation or to obtain or maintain favourable Tax, exchange control or regulatory treatment for Participants in the Plan or for any Group Company); and

9.1.2
save that with the exception of amendments required by Rules 5.3, 5.4 and 7.8 no alteration shall be made which would have a material and adverse affect on any subsisting rights of Participants granted prior to the date of the alteration without the prior consent or sanction of the majority of that number of Participants who responded to the notification by the Company of such proposed alteration.  Subject to Rule 9.1.1, the Committee may add one or more sub plans to the Plan relating to shares in any Group Company as may be necessary to:

9.1.2.1
obtain approval of the Plan (or sub plans) by HM Revenue & Customs as a company share option plan under Schedule 4 to the Income Tax (Earnings & Pensions) Act 2003 or otherwise improve the tax efficiency of the Plan for the Company and/or Participants; or

9.1.2.2
to take account of local legislative and regulatory treatment for Participants or any Group Company, provided that any such sub plan provides no additional benefits to Participants than those provided by the Plan.

9.2
If an event occurs which causes the Committee to consider that the Performance Requirements are no longer appropriate, the Committee may substitute, vary or waive the Performance Requirements in such manner (and make such consequential amendments to the Rules) as is reasonable in the circumstances and except in the case of waiver produces a fairer measure of performance and is not materially less difficult to satisfy than the original Performance Requirements but for the relevant event.

9.3
Any matters pertaining or pursuant to the Plan which are not dealt with by these Rules and any uncertainty or dispute as to the meaning of these Rules shall be determined or resolved by decision of the Committee whose determination shall be final and binding on the Company and all Participants.

The CSR plc	PwC
2011 Executive Incentive Plan	12

10.	Shares

10.1	In accordance with Rule 3 the Committee can determine that part or all of the Payment in respect of an Award is made in Shares.

10.2
If there is a variation of the issued share capital of the Company by way of a capitalisation or rights issue, sub-division, consolidation, reduction or otherwise then the number of Shares subject to an Award shall be adjusted in such manner and with effect from such date as the Committee may determine to be appropriate.

10.3
Where Awards shall be satisfied by the subscription of Shares, the total number of Shares over which such Awards may be granted as determined on any Date of Grant, when added to the number of Shares remaining issuable pursuant to rights to subscribe for Shares granted under the Plan and any other share plan adopted by the Company shall not exceed 10% of the issued share capital of the Company provided that in respect of Awards granted to executives of the Company under any executive share plan that limit shall be 5% of the number of shares in issue on the relevant Date of Grant from time to time after issue or such other applicable dilution limit authorised by shareholders of the number of Shares in issue on the relevant Date of Grant.  For the purposes of Rule 10.3 there shall be ignored Awards granted under the Plan or awards under any other share plan which have lapsed, become void, been cancelled or which otherwise become incapable of Vesting, release or exercise.

10.4
Subject to Rule 10.5 below, any Shares to be issued pursuant to a Payment shall be allotted and issued, and any Shares to be transferred shall be transferred to the relevant Participant or a nominee selected by the Participant not later than 30 days after the date of Payment.  Such Shares shall rank pari passu in all respects with other Shares of the same class save that the Participant shall have no entitlement in relation to rights attaching to the Shares until the date of such allotment or transfer.  Shares to be allotted shall not rank for any dividend or other distribution to be paid by reference to a record date before the date of allotment.

10.5	Any allotment and issue or transfer of Shares pursuant to this Plan shall be subject to such consents (if any) of HM Treasury and/or other authorities as may from time to time be required.

10.6
The Company shall apply to the relevant Exchange on which the Shares are listed for Shares issued pursuant to Vesting to be admitted to the Official List or equivalent on or as soon as practicable after allotment.

10.7
Payments may be satisfied by the subscription of Shares and/or the transfer of Shares held by the Company or the Trustees or any combination thereof.  The Committee may determine which method or combination thereof shall be used to satisfy an Award on Vesting.

10.8	Shares that are issued may not be subscribed for at less than their nominal value.

10.9	The Company shall:

The CSR plc	PwC
2011 Executive Incentive Plan	13

10.9.1
when necessary keep available for issue sufficient authorised and unissued Shares to satisfy all rights to subscribe for Shares from time to time subsisting under the Plan, taking account of any other obligations of the Company to allot and issue Shares; and/or

10.9.2
ensure when necessary that it is in a position to satisfy or procure the satisfaction of all rights to acquire Shares from time to time subsisting under the Plan, taking account of other obligations of the Company in relation to the provision of Shares.

10.10	The Trustees3 may at the request of the Committee determine in their discretion to undertake the responsibility of satisfying the Vesting of an Award on behalf of the Company.

_______________________

3   See definition on page 18

The CSR plc	PwC
2011 Executive Incentive Plan	14

11.	Administration

11.1	Any notice or other communication in connection with the Plan will be in writing and may be given:

11.1.1	by personal delivery; or

11.1.2	by sending it by post:

11.1.2.1	in the case of a Company, to its registered office addressed to the Company Secretary (or other address that it notifies in writing); and

11.1.2.2	in the case of an Eligible Employee or Participant, to his normal place of work or at his last known address; or

11.2	by sending it by facsimile, email or any form of electronic transfer acceptable to the Committee:

11.2.1.1	in the case of a Company to the facsimile number, email address or other number or address that the Company notifies; and

11.2.1.2	in the case of an Eligible Employee or Participant to the individual’s workplace facsimile number or email address or his last known facsimile number or email address.

11.3	Any notice under Rule 11.1 will be given:

11.3.1	if delivered, at the time of delivery;

11.3.2	if posted, at 10:00am on the second business day after it was put into the post with a recognised mail carrier; or

11.3.3	if sent by facsimile, email or any other form of electronic communication, at the time of despatch;

11.4
In proving service of notice it will be sufficient to prove that delivery was made or that the envelope containing it was properly addressed, prepaid and posted or that the facsimile message, email or other form of electronic communication was properly addressed and despatched as appropriate.

11.5	Participation in the Plan shall not entitle a Participant to receive copies of any notice or other document sent by the Company to its shareholders.

11.6	The Company shall bear the costs of establishing and administering the Plan.

11.7	The Company shall maintain or cause to be maintained all necessary accounts and records relating to the Plan.

The CSR plc	PwC
2011 Executive Incentive Plan	15

11.8	The Rules and the operation of the Plan shall be governed and construed in accordance with English Law.

11.9
All Eligible Employees agree as a condition of their participation in the Plan that any personal data in relation to them may be held by a Group Company and/or passed on to a third party broker, registrar, scheme administrator and/or future purchaser of the Company for all purposes relating to the operation or administration of the Plan, including to countries or territories outside the European Economic Area.

The CSR plc	PwC
2011 Executive Incentive Plan	16

12.	Definitions

12.1	In these Rules the following words and expressions have the following meanings:

“Adoption Date”	30 August 2011.
“Annual Incentive Schedule”	the document evidencing an Award and issued for each Plan Year setting out the Committee’s determinations under Rule 1.1.
“Award”	a conditional entitlement to receive a Payment under the Plan.
“Close Period”
such time as Eligible Employees of the Company are prohibited from dealing in Shares, for whatever reason, in accordance with the Model Code contained in the Listing Rules of the Financial Services Authority (as replaced, amended or re-enacted from time to time) and/or such code as the Company may have established from time to time or such other statutory, regulatory or other prohibition from dealing in Shares or rights over Shares.

“Committee”	the Remuneration Committee of the Company.
“Company”	CSR plc registered number 04187346.
“Control”	control within the meaning of Section 995 Income Tax Act 2007 (and “Controlled” shall be construed accordingly).
“Date of Grant”	the date on which an Award is granted under Rule 1.
“Director”	any executive director of the Company.
“Eligible Employee”	any employee of a Group Company.
“Exchange”	any recognised exchange on which the Company’s Shares are listed from time to time.
“Financial Year”	the financial year of the Company from time to time.
“Group”
the Company, any “Subsidiary” of the Company, any “Holding Company” of the Company and any Subsidiary of any such Holding Company (as such terms are defined in section 1159 and 1261(1) respectively of the Companies Act 2006) and the term “Group Company” shall be construed accordingly.

“Holding Period”	the period of time set by the Committee in accordance with Rule 1.1 starting at the end of a Plan Year at the end of which part or the entire Award is capable of Vesting.
“Internal Reorganisation”	means any offer, compromise or arrangement which in the reasonable opinion of the Committee, having regard to the shareholdings in the

The CSR plc	PwC
2011 Executive Incentive Plan	17

Company and any acquiring company before and after the offer, compromise or arrangement and/or the consideration given for the acquisition of the shares and/or any other matter which it considers relevant, is in the nature of an internal reorganisation or reconstruction of the Company.
“Maximum Contribution”
the maximum contribution set by the Committee in its discretion in accordance with Rule 1.1 expressed as a percentage of the relevant Participant’s base salary which sets the maximum value of the Award granted in respect of any Plan Year provided that the maximum contribution cannot exceed 250% of the relevant Participant’s base salary.

“Measurement Date”	a date set by the Committee in accordance with the Rules when the Committee shall make the determinations set out in Rule 3 and which shall normally fall at the end of the Plan Year.
“Minimum Shareholding Requirement”	the minimum number of Shares to be acquired and held by each Director as determined by the Committee from time to time.
“Participant”	an Eligible Employee who has been granted and still has a subsisting Award. Reference to a Participant shall include, where the context so admits or requires, his personal representatives.
“Payment”	a transfer or issue of Shares or conditional Shares or conditional rights to Shares, cash or other assets in satisfaction of the value of a Vested Award.
“Performance Requirements”	such terms and conditions set by the Committee under Rule 1.1 to determine the value of the Award at the Measurement Date in accordance with Rule 3.2.
“Plan”	The CSR plc 2011 Executive Incentive Plan.
“Plan Year”	a Financial Year of the Company or such other period set by the Committee under Rule 1.1.
“Rules”	these rules and any schedules hereto as amended from time to time.
“Schedule”	any schedule to the Rules.

The CSR plc	PwC
2011 Executive Incentive Plan	18

“Shares”	ordinary shares in the capital of the Company.
“Share Value”	the average mid-market price of a Share for the period of 30 days prior to the Measurement Date.
“Tax”	includes any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature, made by any competent authority and interest or penalties in respect thereof.
“Taxable Year”
the 12 month period in respect of which the Participant is obliged to pay US Tax or, if it would result in a longer period for the payment to be made, the 12 month period in respect of which the Participants’ employing company is obliged to pay tax.

“Tax Payment”	an amount of Tax paid or payable by the Participant or the Group Company where the liability for such Tax is the Participant’s in respect of the grant or Vesting of an Award or Payment.
“Trust”	any employee benefit trust which falls within section 86 of the UK Inheritance Tax Act 1984 and “Trustees” shall be construed accordingly.
“US Taxpayer”	a person who is subject to taxation under the tax rules of the United States of America.
“Vest”	shall mean the point at which Participants are entitled to Vesting of their Awards and/or a Payment in accordance with Rules 3, 6.2 or 7 (and “Vesting “and “Vested” shall be construed accordingly).

12.2	Where the context so admits or requires words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine and neuter.

12.3
Any reference to a statute or a statutory provision shall be construed as if it referred also to that statute or provision as the same may from time to time be consolidated, replaced, amended or re-enacted and to any related statutory instrument or other subordinate legislation in force from time to time.

12.4
Wherever the Rules refer to the Committee having the ability to determine, decide or change matters howsoever this shall mean that the Committee shall be entitled to do so in its absolute and unfettered discretion and its determination shall be final and binding.  No person shall have any right to challenge, dispute or appeal whatsoever against the Committee’s determination, decision or change howsoever made.

The CSR plc	PwC
2011 Executive Incentive Plan	19

12.5	Headings, notes and footnotes to these Rules are included for convenience only and shall not affect the interpretation or construction of these Rules.

12.6	Reference to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established.

12.7
References to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having a separate legal personality).

The CSR plc	PwC
2011 Executive Incentive Plan	20

13.	Payments in Shares

13.1
Where a Payment will be made in the form of conditional rights to Shares for the purpose of this Rule 13 the definition of Award shall apply to such conditional rights to Shares and the following Rules of the Plan with the amendments set out shall apply to an Award granted by the Committee in accordance with this Rule 13:

13.2	Rule 1.1;

13.3	Rule 1.2 as amended to the following:-

“The Committee shall issue Participants an award certificate for each Award (in such form as the Committee determines) setting out the Committee’s determinations under Rule 1.1 and stating whether the Award is in the form of a contingent right to acquire shares or an option with a nil or nominal cost exercise price.  Alternatively a Participant may be advised where that information can be accessed or be given the opportunity to obtain the details electronically.”

13.4	Rule 1.3

13.5	Rule 1.4;

13.6	Rule 2 as amended to the following:-

“A Participant shall have no right to receive dividends on Shares or vote the Shares subject to his Award prior to Vesting.”

13.7	Rule 4, as amended to include the following as Rule 4.1.5:-

“Where an Award is in the form of an option with a nil or nominal cost exercise price the tenth anniversary of the date on which the option is granted to the Participant.”

13.8	Rule 5;

13.9	Rule 6 with Rule 6.2.4 amended to the following:-

“the Committee may determine that the Participant’s Awards will immediately Vest and any Award in the form of an option with a nil or nominal cost exercise price shall be exercisable for such period determined by the Committee following cessation of employment.”

13.10	Rule 7 with Rule 7.4 amended to the following:-

“Subject to Rule 7.8, on the occurrence of any of the events set out in Rule 7.1, Rule 7.2 or Rule 7.3, all Awards shall immediately Vest in full and any Award in the form of an option with a nil or nominal cost exercise price shall be exercisable for such period determined by the Committee following the date of occurrence of the event.”

The CSR plc	PwC
2011 Executive Incentive Plan	21

13.11	And Rule 7,5 amended to the following;-

“If a voluntary winding up of the Company while solvent is proposed, all Awards shall immediately Vest in full and any Award in the form of an option with a nil or nominal cost exercise price shall be exercisable for such period determined by the Committee.”

13.12	Rule 8;

13.13	Rule 9;

13.14	Rule 10;

13.15	Rule 11 and

13.16	Rule 12.

The CSR plc	PwC
2011 Executive Incentive Plan	22

pwc.com

This document has been prepared for the intended recipients only.  To the extent permitted by law, PricewaterhouseCoopers LLP does not accept or assume any liability, responsibility or duty to care for any use of or reliance on this document by anyone other than (i) the intended recipient to the extent agreed in the relevant contract for the matter to which this document relates (if any), or (ii) as expressly agreed by PricewaterhouseCoopers LLP at its sole discretion in writing in advance.

©2010 PricewaterhouseCoopers LLP.  All rights reserved.  In this document “PwC” refers to PricewaterhouseCoopers LLP (a limited liability partnership in the United Kingdom) which is a member firm of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.